Exhibit 99.1

Starrett

The L. S. Starrett Company Reports Fiscal 2016 Fourth Quarter and Full Year Results

Athol, Massachusetts U. S. A. (August 24, 2016) (Business Wire)-The L. S. Starrett Company today reported fiscal 2016 fourth quarter and full year financial results for the periods ended June 30, 2016.

L. S. Starrett, as a global company, was negatively impacted by political, economic and currency issues during fiscal 2016. The recession, corruption and currency problems in Brazil significantly reduced the sales and profits of our largest international subsidiary compared to fiscal 2015. The slowdown in China and stagnation in Europe resulted in lower sales compared to fiscal 2015 in both regions, while low oil prices in North America significantly reduced demand from our oil industry customers.

The financial markets also reduced earnings in fiscal 2016 as the flight to safety increased the demand for bonds and the associated decrease in interest rates, which resulted in $17.5 million non-cash pension expense based upon higher liabilities. The pension liability is based upon the ten year Corporate Bond Rate and is set on the last day of the fiscal year. This accounting requirement of valuing liabilities on the last day of the fiscal year coupled with the volatility of interest rates resulted in fourth quarter financial variations which management cannot control. The pension discount rate as of June 30, 2016 was 3.77% compared to 4.00% at the end of May and 4.45% at the end of June 2015.

In addition, due to excess saw manufacturing capacity, the Company decided to reduce its manufacturing footprint resulting in a $4.1 million non-cash charge in the fourth quarter of fiscal 2016.

The table below illustrates the impact of the non-cash pension and asset impairment charges in the fourth quarter and full year under GAAP and NON-GAAP financial reporting. There were no comparable adjustments to the fiscal 2015 financial presentation.

	$(Millions)
	Fourth Quarter					Annual
	FY 2016	Pension	Facility	FY 2016	FY 2015	FY 2016	Pension	Facility	FY 2016	FY 2015
	GAAP	Adj.	Impairment	Non-GAAP	GAAP	GAAP	Adj.	Impairment	Non-GAAP	GAAP
Net Sales	$54.7			54.7	$61.4	$209.7			209.7	$241.6

Gross Margin	0.4	14.2		14.6	16.7	47.0	14.2		61.2	76.7
% of Sales	0.7%			26.7%	27.2%	22.4%			29.2%	31.7%

S,G&A Expenses	19.0	3.3		15.7	16.0	63.3	3.3		60.0	68.1

Asset Impairment			4.1					4.1

Tax Expense/(Benefit)	-8.0	5.3	1.2	-1.5	0.9	-6.2	5.3	1.2	0.3	4.7

Net Earnings (Loss)	$(15.0)	12.2	2.9	$0.4	$(0.6)	$(14.1)	12.2	2.9	$0.9	$5.2
Earnings (Loss) per share	$(2.14)			$0.06	$(0.08)	$(2.01)			$0.13	$0.75